Exhibit 10.14
October 3, 2018

Mr. Kevin T. Boyle
[Redacted]

Dear Kevin:

I am pleased to confirm our offer of employment with Vectrus, Inc. as Chief Legal Officer & General Counsel. This is a salaried, exempt position reporting to Charles L. Prow, President & Chief Executive Officer, Vectrus, Inc. Your hours in this position may fluctuate, and each weekly portion of your annual salary will compensate you for work during that week. Your annual salary will be $365,019.20, which equates to $175.49 per hour. You will be based in Northern Virginia and your date of hire will be a mutually agreeable date.

You will be nominated for election by the Vectrus Board of Directors as a Senior Vice President of Vectrus, Inc. As a Senior Vice President, you will be a Section 16 filer, subject to share ownership guidelines and an insider for purposes of trading in Vectrus stock.

In addition to your salary, as an executive of Vectrus, Inc., you will be eligible for participation in the Vectrus, Inc. Annual Incentive Plan (bonus) with a target award of 55% of your annual base salary. Bonus awards are discretionary, ranging from zero to 200% of target and are based on company and individual performance. For 2018, you will be eligible for pro-rata bonus consideration based on the number of months you work during 2018. Awards are generally paid during the first quarter following the end of the applicable performance year.

You will also be eligible to participate in the company’s Long-Term Incentive Award Program. These awards are generally recommended for approval by the Compensation and Personnel Committee of the Vectrus Board of Directors during the first of each calendar year. For 2018, you will be recommended for a total award of $250,000 to be granted following your start date. Your award will be granted fifty percent (50%) in the form of a cash target related to relative total shareholder return over a three-year performance period and fifty percent (50%) in the form of restricted stock units that will vest in one-third installments on the first, second and third anniversaries of the grant date. The terms and conditions of your 2018 awards will be consistent with the terms and conditions approved for the 2018 Long-Term Incentive Award Program.

You will be eligible to participate in the company’s Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan.
You will be eligible for 21 days of Paid Time Off (PTO) annually. PTO is accrued on each bi-weekly pay date.

Benefits Program: A summary of our current benefits program is attached. If you are applying for family coverage under the Management Benefitted Medical, Dental and Vision Plans, it is required that, on your start date, you furnish a marriage certificate (if applicable), and the birth certificate of each dependent being covered.
•Vectrus 401(k) Plan
•Medical Plan/ Dental Plan/ Vision Plan
•Tele-Health Plan
•Health Savings Account
•Basic Life & Accidental Death and Dismemberment Insurance Plans
•Short-Term & Long-Term Disability
•Flexible Spending Accounts
•Voluntary Life & Accidental Death and Dismemberment Insurance Plans

For questions regarding all benefits, you may contact Ms. Tracy Hanavan at 719-637-5828. She will be glad to discuss any questions you might have regarding employee benefits. I am also available to meet with you to review all of the benefits materials in detail.

This offer is contingent upon your meeting all of the following requirements:

Pre-Employment Drug Screen: You must successfully pass the drug screening test prior to employment. Failure to complete the screening within three business days will result in withdrawal of this offer. You will be contacted with further information.

Background Check and Employment Verification: As part of your pre-employment requirements, you are required to pass a criminal background check and employment verification. We have contracted a third-party vendor, Hire Right, to conduct these requirements. Shortly after acceptance, you will receive an email from Hire Right inviting you to log into the Hire Right system and complete the information required. In addition, you will be asked to sign a disclosure form authorizing Hire Right to conduct the investigation. We also ask that you provide the information required to complete the pre-employment process.

Security Clearance: You are required to obtain a minimum Secret Clearance and maintain such Clearance during your employment with Vectrus.

In accordance with the Immigration Reform Control Act of 1986, all employees are required to produce documents that establish identity and employment eligibility in the United States. A list of acceptable documents which establish such identity is available on page 9 of the I-9 Form. You will be required to supply sufficient documents from this list to establish identity and employment eligibility within your first three days of employment, along with the completed I-9 Form.

We look forward to having you join Vectrus. However, we recognize that you retain the option, as does Vectrus, of ending your employment with Vectrus at any time, with or without notice and with or without cause. As such, your employment with Vectrus is at will and neither this letter nor any other oral or written representation may be considered a contract for any specific period of time.

Kevin, we are very pleased to extend this offer to you. Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention. You may retain the additional copy for your personal files. We look forward to welcoming you to Vectrus, Inc. and to working with you.

Very truly yours,

/s/ Frank A. Peloso

Frank A. Peloso
Senior Vice President &
Chief Human Resources Officer

Enclosures

I accept the offer as set forth in this letter.

/s/ Kevin T. Boyle	10-3-2018
Kevin T. Boyle	Date